Exhibit 23.2

Level 11 | 1 York Street | Sydney | NSW | 2000

GPO Box 4137 | Sydney | NSW | 2001

t: +61 2 9256 6600 | f: +61 2 9256 6611

sydney@uhyhnsyd.com.au

www.uhyhnsydney.com.au

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Intelligent Bio Solutions Inc. of our report dated December 7, 2022, relating to the financial statements of Intelligent Fingerprinting Limited as of December 31, 2021 and 2020 and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY Haines Norton

Sydney, New South Wales

27 July 2023